Exhibit 99.1
Matrixx Initiatives, Inc. Updates 2007/2008 Cold Season Trends and
Fiscal 2008 Sales and Earnings Outlook
PHOENIX, January 16, 2008; Matrixx Initiatives, Inc. (Nasdaq: MTXX), an over-the-counter healthcare company, announced today that the season-to-date incidence of illness for the 2007/2008 cold season (which generally runs October through March) has been the lowest since Zicam was introduced in 1999 according to the industry standard tracking service (SDI FAN). The lower level incidence of colds in the general population has affected the amount of reorders the Company received in the quarter ended December 31, 2007. The Company anticipates reporting sales for the quarter ended December 31, 2007 below the comparative quarter in the prior year, and net loss and loss per share will be on par with the prior year’s quarter.
Although the most recent tracking data is showing an uptick in the incidence of illness, the Company is updating its previously issued guidance for fiscal 2008 (ending March 31, 2008). If the cold season continues in accordance with the current trend, the Company anticipates fiscal 2008 net sales will be equal to or up to 5% above the $97.6 million recorded in the twelve months ended March 31, 2007. Based on the updated level of sales, the Company expects to report net income between $9.0 million and $10.0 million, or $0.90 to $1.00 per share. The Company’s previously issued fiscal 2008 guidance anticipated net sales would increase 5-15% over the $97.6 million recorded for the trailing twelve months ended March 31, 2007 and net income would be in the range of $9.3 million to $10.8 million
Carl Johnson, President and Chief Executive Officer, said, “Although the slow start to the cold season requires us to reduce our annual guidance, Zicam grew to be the 5th largest cough and cold brand at retail in December 2007. For the four weeks ended December 30, 2007, the incidence of colds in the general population was at a nine-year low and approximately 21% below the prior five-year average, and category retail sales (three-outlet syndicated scanner data, not including our customer Wal-Mart) declined 6% compared to the prior year. Compounding the impact of the low level of seasonal colds is the previously discussed shift towards lower inventory levels by some large retailers. However, the most recent tracking data shows the incidence of colds continuing to increase, and our most recent weekly review of point-of-sale data for seven of our largest customers shows a 19% increase compared to the prior year. ”
Mr. Johnson continued, “With Zicam’s growth and our desire to work more closely with our retail partners, we have recently in-sourced our sales management functions. This is a departure from our previous model which utilized a third party firm to manage direct selling and call on large customers. By hiring our own sales managers, we now have a dedicated team to represent our products exclusively. We are confident our new team of seasoned sales professionals will work diligently with our customers to close inventory gaps, increase distribution and product placement, and lower selling expense in the future.”
Mr. William Hemelt, Executive Vice President & Chief Financial Officer, commented, “Our operations continue to generate strong cash flow and during the quarter ended December 31, 2007 we used cash from operations to repurchase 233,000 shares of our common stock pursuant to the Company’s existing stock repurchase program.”
About Matrixx Initiatives, Inc.
Matrixx Initiatives, Inc. is engaged in the development, manufacture and marketing of over-the-counter healthcare products that utilize innovative drug delivery systems. Zicam, LLC, its wholly-owned subsidiary, produces, markets and sells Zicam® and Nasal Comfort™ products in the cough and cold category. The Company’s flagship product, Zicam Cold Remedy nasal gel, is a patented, homeopathic remedy that has been clinically proven to reduce the duration and severity of the common cold. In studies published in the October 2000 issue of ENT — Ear, Nose and Throat Journal, and separately in the January

2003 issue of QJM: An International Journal of Medicine, the Zicam Cold Remedy product was shown to reduce the duration of the common cold. The Company also manufactures and markets a full line of Zicam brand pharmaceuticals, including Zicam Cold Remedy Chewables™; Zicam Cold Remedy Oral Mist™; Zicam Cold Remedy RapidMelts™; Zicam Allergy Relief; Zicam Cold Remedy Swabs™; Zicam Extreme Congestion Relief; Zicam Sinus Relief; as well as Zicam Cough products and Zicam Multi-Symptom relief items. For more information regarding Matrixx products, go to www.Zicam.com. To find out more about Matrixx Initiatives, Inc. (Nasdaq: MTXX), visit our website at www.matrixxinc.com. For additional information, contact William Hemelt, Chief Financial Officer, 602-385-8888, or Bill Barba, Treasurer, at 602-385-8881. Matrixx is located at 4742 N. 24th Street, Suite 455, Phoenix, Arizona 85016.
Matrixx Initiatives, Inc. Forward-Looking Statement Disclaimer:
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “plan,” “anticipate,” and other similar statements of expectation identify forward-looking statements and include statements regarding: (i) our net sales net income expectations for the quarter ended December 31, 2007; (ii) our net sales and net income expectations for the fiscal year ending March 31, 2008; (iii) our expectations regarding the current cold season; (iv) our belief that seasonal buying patterns have changed; and (iv) our expectations regarding new sales personnel. These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks and uncertainties, many of which cannot be predicted or quantified and are beyond the Company’s control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Factors that could cause actual results to differ materially from the Company’s expectations include: (a) the severity and timing of the cold season; (b) the possibility that future sales of our products will not be as strong as expected; (c) the possibility that supply issues may impact future sales of our products; (d) the possibility that our products may face increased competition or negative publicity; (e) the potential impact of current and future product liability litigation; (f) regulatory issues or public relations challenges; (g) the possibility of delays or other difficulties in implementing new product improvements and introducing to the marketplace new products and brands; (h) and the possibility that expenses, including legal expenses, product reserves, and expenses associated with adverse litigation outcomes, may exceed budgeted amounts. Other factors that could cause actual results to differ materially from the Company’s expectations are described in the Company’s Annual Report on Form 10-K filed on May 30, 2007, under the heading “Risk Factors,” filed pursuant to the Securities Exchange Act of 1934. We do not undertake, and we specifically disclaim, any obligation to publicly update or revise any forward-looking statement whether as a result of new information, future events or otherwise.
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